EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901

NEWS RELEASE
October 28, 2014	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Comments on Philadelphia City Council’s Announcement

On October 27, 2014, The Philadelphia City Council (“City Council”) announced that it had informed Philadelphia Mayor Michael Nutter that the Council would not endorse the proposed sale of the assets comprising the Philadelphia Gas Works (“PGW”) to UIL Holdings Corporation (“UIL”).

“In light of the City Council's announcement yesterday, we are trying to understand the City Council’s concerns and what it is trying to accomplish,” stated James P. Torgerson, President and Chief Executive Officer of UIL. “We were expecting the City Council to convene to consider and vote on a transaction that would be a win-win for the City of Philadelphia and for UIL. We are disappointed by the City Council’s announcement yesterday that it plans for no public consideration or vote on the transaction and no opportunity to refute the characterizations by Concentric, the City Council’s consultant, of UIL’s commitments to the many considerations and objectives that are important to the City Council.”

“We will determine whether to exercise our contractual right to terminate the agreement with the City and make a determination on future action within two weeks,” added Torgerson. Since July 16, 2014, UIL has had the contractual right to terminate the agreement with the City of Philadelphia to acquire PGW, because the City Council had not enacted an ordinance approving the acquisition by July 15, 2014. Without further action by either party, the acquisition agreement will terminate automatically on December 31, 2014.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $5 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs more than 1,850 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.